SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 12, 2009

 Zynex, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

8022 Southpark Circle, Suite 100, Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 12, 2009, a wholly owned subsidiary of Zynex, Inc., Zynex Medical, Inc., entered into a lease with Spiral Lone Tree, LLC (the “Lease Agreement”).  The Lease Agreement provides for the lease of 75,000 square feet at 9990 Park Meadows Drive, Lone Tree, Colorado 80124 (the “Property”) beginning January 1, 2010.  The Property will serve as Zynex’s headquarters, office, plant and warehouse, replacing the existing facility of 17,000 square feet, which are under an expiring lease.  The move to the larger space was driven by Zynex’s recent and anticipated growth, including the hiring of additional billing personnel and the planned hiring of 25 more sales representatives.

The term of the Lease Agreement is 69 months; provided, however, that the Lease Agreement may be terminated after 42 months upon payment of a termination fee as set forth in the Lease Agreement.  The Lease Agreement provides for a five year renewal option at the then market rental rate.

During the first year of the Lease Agreement, the annual rental payment will be $300,000.  In the second, third, fourth and fifth years, the annual rental payment will be $1,650,000, $1,725,000, $1,800,000, and $1,875,000, respectively.  For months 61 through 69, the total rental payment will be $1,406,250.  Management anticipates that for accounting purposes Zynex will have an annual rental expense of approximately $1,440,000 throughout the term of the lease.  Zynex, Inc. is guaranteeing the obligations of Zynex Medical, Inc. under the Lease Agreement.

A copy of the Lease Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Lease Agreement is a summary and is qualified in its entirety by reference to the Lease Agreement.

Item 9.01.  Financial Statements and Exhibits

The following exhibits accompany this Report:

Exhibit No.	Document

10.1	Lease Agreement, dated November 12, 2009, between Zynex Medical Inc. and Spiral Lone Tree, LLC
10.2	Guarantee Agreement, dated November 12, 2009, among Zynex Medical Inc., Zynex, Inc. and Spiral Lone Tree, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc. (Registrant)

Date: November 12, 2009	By:	/s/ Fritz Allison
Fritz Allison Chief Financial Officer

Exhibit Index

Exhibit No.	Document

10.1	Lease Agreement, dated November 12, 2009, between Zynex Medical Inc. and Spiral Lone Tree, LLC
10.2	Guarantee Agreement, dated November 12, 2009, among Zynex Medical Inc., Zynex, Inc. and Spiral Lone Tree, LLC